RYAN'S FAMILY STEAK HOUSES, INC. REPORTS
          SEPTEMBER AND THIRD QUARTER SALES RESULTS

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GREER,  SOUTH CAROLINA - - Ryan's Family Steak Houses,  Inc.
(NASDAQ:RYAN) today announced that same-store sales for  the
4-week   period   ended  September  30,  1998  ("September")
increased by 2.4%. Same-store sales for the quarter ended September 30, 1998 increased by 2.8%. Details follow:

                                      (Unaudited)
                              September      3rd Quarter
                                 1998            1998

Total sales (000's)           $46,650         $162,459
Increase from prior year          +6%              +6%

Average unit sales:
Same stores (open at least 18 mos.)+2.4%         +2.8%
All stores (all Ryan's units)   +2.5%            +2.5%

At  September  30, 1998, the Company owned and operated  277
Ryan's restaurants.

Financial results for the third quarter 1998 are expected to be released on October 14, 1998. In addition, the Company's next accounting period consists of 5 weeks, ending on November 4, 1998.